CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the use in this Post-Effective Amendment No. 1 of the Registration Statement No. 333-142459 on Form N-3 of (1) our report dated April 9, 2008 relating to the financial statements of Separate Account Nos. 13, 10, 4, 3 and 66 of AXA Equitable Life Insurance Company for the year ended December 31, 2007, (2) our report dated April 9, 2008 relating to the financial statements of Separate Account No. 4 of AXA Equitable Life Insurance Company for the year ended December 31, 2007 and (3) our report dated March 12, 2008 relating to the consolidated financial statements of AXA Equitable Life Insurance Company for the year ended December 31, 2007. We also consent to the references to us under the headings "Condensed financial information" and "Custodian and independent registered public accounting firm" in the Statements of Additional Information.


/s/PricewaterhouseCoopers LLP
New York, New York
April 25, 2008